11960 Southwest 144th Street
Miami, Florida 33186
(305) 253-5099
www.noven.com

F O R            I M M E D I A T E            R E L E A S E

NOVEN REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

Quarter Includes Daytrana™ Approval, $50 Million Milestone & Product Launch

Miami, FL, August 9, 2006 — Noven Pharmaceuticals, Inc. (NASDAQ: NOVN) today announced financial results for the three-month and six-month periods ended June 30, 2006, and provided an update on its business and prospects.

“The second quarter included a landmark achievement for Noven,” said Robert C. Strauss, Noven’s President, CEO & Chairman. “Daytrana™, the first and only patch for ADHD, was approved by the FDA in April 2006, and we shipped launch quantities in May and June. Approval triggered our receipt of a $50 million milestone payment, bringing our cash and short term investments at mid-year to $126 million.”

Strauss continued: “Timing was critical to the launch plan. Noven and Shire worked on an expedited schedule throughout the quarter to launch the product well in advance of the important back-to-school season for ADHD therapies.”

“Daytrana™ contributed a total of $5.6 million in product and license revenues, helping us report record revenues of $17.5 million for the quarter,” said Strauss. “However, scale-up and production to meet expedited launch timelines contributed to significant inefficiencies and production costs. These factors, along with low production yields, resulted in an overall gross margin well below our historical levels. We are working to reduce costs and improve yields, and expect to report significant gross margin improvement in the second half of the year, with further improvement possible in 2007.”

“Early prescription data suggests that Daytrana™ is off to a very good start,” said Strauss. “Although it is early in the launch, we believe the first of three potential $25 million sales milestones may be triggered by the end of 2006.”

Second Quarter Results
Noven’s net revenues for the quarter ended June 30, 2006 (the “current quarter”) were a record $17.5 million compared to $11.8 million for the quarter ended June 30, 2005 (the “2005 quarter”). This 49% increase in Noven’s net revenues reflected Daytrana™ product sales to Shire of $3.6 million and the recognition of $2.0 million in Daytrana™ license revenues. It also reflected the recognition of a $1.0 million lump-sum fee from a third party for a license to certain Noven patents. Cost of products sold for the current quarter was $11.9 million, compared to $5.2 million in the 2005 quarter, primarily reflecting manufacturing scale-up costs, production inefficiencies and low yields associated with the manufacture of Daytrana™, as well as higher costs associated with the expansion of Noven’s production capabilities, including controlled substance manufacturing.

Research and development expenses for the current quarter decreased 5% to $2.9 million compared to the 2005 quarter, primarily as a result of higher 2005 expenses associated with development of Noven’s fentanyl patch. Marketing, general and administrative expenses increased $1.4 million or 35% to $5.6 million, primarily reflecting increases in salary and related benefits associated with the addition of new functions and $0.7 million in stock-based compensation expenses that commenced in 2006.

Noven recognized $6.8 million in earnings from Novogyne Pharmaceuticals (a women’s health products company owned jointly by Noven and Novartis Pharmaceuticals Corporation), compared to $8.1 million recognized in the 2005 quarter. In the current quarter, Noven reported net income of $3.3 million ($0.14 diluted earnings per share), compared to $5.1 million ($0.21 diluted earnings per share) reported in the 2005 quarter.

In 2006, Noven began recognizing stock-based compensation expenses (a non-cash charge) associated with stock options and other equity awards in its statements of operations. Excluding stock-based compensation expenses totaling $1.0 million and related tax effects, net income for the current quarter would have been $4.1 million or $0.17 diluted earnings per share. A reconciliation of net income and earnings per share to net income and earnings per share as adjusted to exclude stock-based compensation expenses is included in an attachment to this press release. Noven expects stock-based compensation expenses for the second half of 2006 to total approximately $2.0 million.

Current quarter net revenues at Novogyne decreased 4% to $30.6 million, reflecting increased sales returns allowances, partially offset by increased sales of Vivelle-Dot™. Novogyne’s gross margin for the current quarter was consistent with the 2005 quarter. Novogyne’s selling, general and administrative expenses increased 24% to $9.6 million, primarily reflecting the timing of sample purchases from Noven, increased administrative, advertising and promotional expenses, and a $0.5 million increase in litigation expenses. Novogyne’s net income for the current quarter was $14.0 million, compared to $16.9 million reported in the 2005 quarter.

Total prescriptions for Vivelle-Dot™ increased 6% in the current quarter compared to the 2005 quarter, and total prescriptions for Novogyne’s products, taken as a whole, increased 2%. By comparison, the overall U.S. HT market declined 5% for the same period.

First Half Results
Noven’s net revenues for the six-month period ended June 30, 2006 (the “current period”) were $27.7 million compared to $23.5 million reported for the six-months ended June 30, 2005 (the “2005 period”). This 18% increase in Noven’s net revenues reflected Daytrana™ product sales to Shire of $3.6 million and the recognition of $2.0 million in Daytrana™ license revenues. It also reflected the recognition of a $1.0 million lump-sum fee from a third party for a license to certain Noven patents. Cost of products sold for the current period was $18.0 million, compared to $11.1 million in the 2005 period, primarily reflecting manufacturing scale-up costs, production inefficiencies and low yields associated with the manufacture of Daytrana™, as well as higher costs associated with the expansion of Noven’s production capabilities, including controlled substance manufacturing.

Research and development expenses increased 8% to $6.4 million in the current period, primarily due to development engineering and production for clinical and regulatory purposes related to Daytrana™, as well as pre-clinical and clinical costs related to other developmental products. Marketing, general and administrative expenses increased $2.1 million or 26% to $10.4 million, primarily reflecting increases in salary and related benefits associated with the addition of new functions and $1.1 million in stock-based compensation expenses that commenced in 2006.

Noven recognized $11.1 million in earnings from Novogyne, compared to $9.0 million recognized in the 2005 period. Noven reported net income of $3.8 million ($0.16 diluted earnings per share) in the current period, compared to $5.3 million ($0.22 diluted earnings per share) reported in the 2005 period.

Excluding stock-based compensation expenses in the current period totaling $1.5 million and related tax effects, net income for the current period would have been $5.0 million (or $0.21 diluted earnings per share). A reconciliation of net income and earnings per share to net income and earnings per share as adjusted to exclude the stock-based compensation expenses is included in an attachment to this press release.

Novogyne’s current period net revenues increased 14% to $62.2 million, reflecting increased sales of Vivelle-Dot™, partially offset by increased sales returns allowances. Novogyne’s gross margin for the current period was consistent with the 2005 period. Novogyne’s selling, general and administrative expenses increased 14% to $18.8 million, primarily due to the timing of sample purchases from Noven, increased administrative, advertising and promotional expenses, and a $0.7 million increase in litigation expenses. Novogyne’s net income for the current period was $29.1 million, compared to $24.9 million reported in the 2005 period.

At June 30, 2006, Noven had an aggregate $126.2 million in cash and cash equivalents and short-term investments, compared to $84.9 million at December 31, 2005. Net cash provided by operating activities for the current period included receipt of a $50 million milestone payment following approval of Daytrana™ and $10.2 million in distributions from Novogyne, partially offset by $5.1 million in payments of amounts owed to Shire in connection with clinical development of Daytrana™. Noven’s working capital at June 30, 2006 increased to $137.7 million from $91.1 million at December 31, 2005.

Product Development
“Our collaboration with Shire extends beyond Daytrana™,” said Strauss. “We are also working together to develop a transdermal amphetamine patch for ADHD. We intend to file an Investigational New Drug Application (IND) relating to our amphetamine patch formulation and begin human pharmacokinetic testing in the second half of 2006.”

Strauss added: “The Shire collaboration is part of our strategy to commercialize our DOT Matrix™ and other transdermal technologies in diverse therapeutic categories with strong commercialization partners. Our product pipeline includes a patch for Hypoactive Sexual Desire Disorder (HSDD) in development with P&G Pharmaceuticals, undisclosed patches in development with Endo Pharmaceuticals, and additional programs with other undisclosed partners.”

Analyst Conference Call
A conference call with management relating to Noven’s financial results will be broadcast live via the Internet at www.noven.com beginning at 9:00 a.m. Eastern time this morning, August 9th. Thereafter, a rebroadcast of the call will be accessible at the same website for at least two weeks. A taped replay of the conference call will be available from the afternoon of August 9th through August 11th by calling 877-660-6853 (from within the U.S.) or 201-612-7415 (from outside the U.S.) and entering the access code number 286 and ID number 207627. The conference call will contain forward-looking information in addition to that contained in this press release.

Non-GAAP Financial Information
Under accounting principles generally accepted in the United States (“GAAP”), “net income” and “diluted earnings per share” include all charges for the periods reported. In addition to results determined in accordance with GAAP, Noven has provided net income and diluted earnings per share for the current quarter excluding stock-based compensation expenses.

Management believes that presenting non-GAAP net income and diluted earnings per share under these circumstances is useful to investors in order to compare the financial results Noven reported for the current quarter compared to those reported in periods prior to the adoption of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 – revised 2004 (SFAS 123R), “Share-Based Payment”. Management uses these non-GAAP financial measures to evaluate Noven’s current performance against its historical performance and to plan our future business activities. These measures should not be considered alternatives to measures computed in accordance with GAAP, nor should they be considered indicators of Noven’s overall financial performance. Adjusted net income and adjusted earnings per share are limited by the fact that companies may not necessarily compute them in the same manner, thereby making these measures less useful than the same measures calculated in accordance with GAAP.

About Noven
Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, is a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products. Noven is committed to expanding the universe of available transdermal therapies for the benefit of patients, partners and shareholders. Noven’s prescription patches are approved in over 30 countries and include Vivelle-Dot™ (the most prescribed estrogen patch in the U.S.) and Daytrana™ (the first and only patch approved for the treatment of ADHD). A range of new patches is being investigated and developed in collaboration with Shire plc, P&G Pharmaceuticals, Endo Pharmaceuticals Inc. and others. See www.noven.com for additional information.

Contact:
Joseph C. Jones
Vice President – Corporate Affairs
(305) 253-1916

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. When used in this press release, the words “expect,” “should,” and similar expressions identify certain of such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the current expectations of Noven and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Noven’s control. By category, these risks and uncertainties include: Daytrana™ - the risk of supply interruptions of methylphenidate, which is necessary for the production of Daytrana™, including uncertainties relating to future DEA awards of methylphenidate procurement quota; the risk that Noven may continue to encounter production inefficiencies or may encounter other issues in the process of manufacturing commercial quantities of Daytrana™, which could adversely affect the success of the product and Noven’s results of operations; the risk that programs designed to reduce manufacturing costs and improve Daytrana™ gross margins may not be successful; risks related to competition (including from other ADHD products marketed or under development by Shire) and market acceptance of Daytrana™ that could adversely affect the commercial success of Daytrana™ and could, among other things, limit Noven’s ability to achieve the additional milestone payments under its agreement with Shire; the possibility that the market for methylphenidate products may be negatively affected by the outcome of the FDA’s ongoing inquiry into the possible cardiac, psychiatric and other side effects of ADHD medications, a 2005 study by researchers at the M.D. Anderson Cancer Center that found adverse chromosomal effects on 12 children treated with oral methylphenidate, as well as ongoing public debate in the United States regarding the appropriateness of using methylphenidate and other medications to treat children with ADHD; and the possibility that the FDA’s ongoing inquiry into possible side effects of ADHD medication could result in “black-box” warnings being added to the labeling for these medications; HT Market - risks associated with increased competition in the HT market; any further impact on Noven’s HT business due to the announcement of additional negative clinical results or otherwise, which could reduce or eliminate any profit contribution by Novogyne to Noven and/or sales of HT products from Noven to Novogyne and Novartis Pharma; the risk that Novogyne may not be able to realize the full value of the marketing rights for Noven’s CombiPatch product; and risks and uncertainties related to the fact that Vivelle-Dot™ comprises a substantial majority of Novogyne’s aggregate total prescriptions; Noven’s Partners - the risk that Noven’s development partners may have different or conflicting priorities than Noven’s, which may adversely impact their ability or willingness to assist in the development and commercialization of Noven’s products or to continue the development programs; the possibility that Noven’s development programs may not proceed on schedule or as expected, which could, among other things, prevent Noven from achieving milestone objectives and/or cause delays or cancellations of programs; and the possibility that Noven’s current development priorities could render Noven unable to advance Noven’s other development projects or increase the cost of advancing those projects; Other Matters - the risk that Noven’s gross margins may not improve in accordance with expectations in the second half of 2006, including as a result of delays or continued inefficiencies in the manufacture of Daytrana™; and the risk that Noven’s stock-based compensation expenses for the remainder of 2006 may exceed the estimate provided in this press release. For additional information regarding these and other risks associated with Noven’s business, readers should refer to Noven’s Annual Report on Form 10-K for the year ended December 31, 2005 as well as other reports filed from time to time with the Securities and Exchange Commission.

Noven Pharmaceuticals, Inc.

Statements of Operations Data:
(amounts in thousands, except per share	Three Months Ended		Six Months Ended
amounts) (unaudited)	June 30,		June 30,

	2006	2005	2006	2005

Revenues:
Product revenues – Novogyne:
Product sales	$5,630	$4,714	$8,717	$9,692
Royalties	1,658	1,713	3,347	2,827

Total product revenues – Novogyne	7,288	6,427	12,064	12,519
Product revenues – third parties	6,016	3,933	9,887	7,971

Total product revenues	13,304	10,360	21,951	20,490
Contract and license revenues:
Contract	404	429	1,068	1,024
License	3,839	982	4,720	1,993

Contract and license revenues	4,243	1,411	5,788	3,017
Net revenues	17,547	11,771	27,739	23,507
Expenses:
Cost of products sold – Novogyne	4,459	2,449	6,602	5,698
Cost of products sold – third parties	7,428	2,787	11,425	5,412

Total cost of products sold[1]	11,887	5,236	18,027	11,110
Research and development	2,890	3,033	6,372	5,926
Marketing, general and administrative	5,638	4,189	10,376	8,244

Total expenses	20,415	12,458	34,775	25,280

Loss from operations	(2,868)	(687)	(7,036)	(1,773)
Equity in earnings of Novogyne	6,762	8,101	11,089	9,013
Interest income, net	1,111	593	1,722	1,096

Income before income taxes	5,005	8,007	5,775	8,336
Provision for income taxes	1,672	2,886	1,938	3,004

Net income	$3,333	$5,121	$3,837	$5,332

Basic earnings per share	$0.14	$0.22	$0.16	$0.23

Diluted earnings per share	$0.14	$0.21	$0.16	$0.22

Weighted average number of common shares outstanding:
Basic	23,685	23,565	23,673	23,537

Diluted	24,071	24,068	23,925	24,017

	As Of
Balance Sheet Data:
(amounts in thousands) (unaudited)	June 30, 2006	December 31, 2005

Cash and cash equivalents	$11,570	$66,964
Short-term investments	114,660	17,900
Investment in Novogyne	21,910	23,243
Total assets	229,729	185,910
Deferred license revenues	69,949	23,655
Stockholders’ equity	147,065	140,621

(1) Cost of products sold has been revised in all periods to include certain amounts that were previously included in research and development expenses.

Noven Pharmaceuticals, Inc.
Reconciliation of Non-GAAP Measures to GAAP

Statements of Operations Data:
(amounts in thousands, except per		Three Months Ended			Six Months Ended
share amounts) (unaudited)		June 30, 2006			June 30, 2006

	Non-GAAP[1]	Adjustments[1]	GAAP[2]	Non-GAAP[1]	Adjustments[1]	GAAP[2]

Net revenues	$17,547	—	$17,547	$27,739	—	$27,739
Expenses:
Cost of products sold	11,785	102	11,887	17,864	163	18,027
Research and development	2,757	133	2,890	6,148	224	6,372
Marketing, general and
administrative	4,893	745	5,638	9,234	1,142	10,376

Total expenses	19,435	980	20,415	33,246	1,529	34,775

Loss from operations	(1,888)	(980)	(2,868)	(5,507)	(1,529)	(7,036)
Equity in earnings of Novogyne	6,762	—	6,762	11,089	—	11,089
Interest income, net	1,111	—	1,111	1,722	—	1,722

Income before income taxes	5,985	(980)	5,005	7,304	(1,529)	5,775
Provision for income taxes	1,915	(243)	1,672	2,334	(396)	1,938

Net income	$4,070	$(737)	$3,333	$4,970	$(1,133)	$3,837

Basic earnings per share	$0.17	$(0.03)	$0.14	$0.21	$(0.05)	$0.16

Diluted earnings per share	$0.17	$(0.03)	$0.14	$0.21	$(0.05)	$0.16

Weighted average number of common shares outstanding:
Basic	23,685	—	23,685	23,673	—	23,673

Diluted[3]	24,383	(312)	24,071	24,214	(289)	23,925

(1) Non-GAAP amounts exclude stock-based compensation expenses primarily associated with the adoption of SFAS 123R — Share Based Payments. Noven’s non-GAAP effective tax rate for the three months ended June 30, 2006 was approximately 32% as compared to its GAAP effective tax rate of 33%. Noven’s non-GAAP effective tax rate for the six months ended June 30, 2006 was approximately 32% as compared to its GAAP effective tax rate of 34%.

(2) Reflects operating results in accordance with accounting principles generally accepted in the United States (GAAP).

(3) Diluted weighted average number of shares outstanding for the three and six months ended June 30, 2006 on a non-GAAP basis was adjusted to include shares that were excluded from the GAAP calculation as a result of the adoption of SFAS 123R.